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    FORM 3                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                        OMB APPROVAL
----------------                            Washington, D.C. 20549                               ----------------------------
---------------------------                                                                      OMB Number:       3235-0104
---------------------------    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           Expires:  December 31, 2001
---------------------------     Filed pursuant to Section 16(a) of the Securities and            Estimated average burden
---------------------------       Exchange Act of 1934, Section 17(a) of the Public              hours per response......0.5
---------------------------     Utility Holding Company Act of 1935 or Section 30(f)             ----------------------------
   Print or Type Response             of the Investment Company Act of 1940
---------------------------
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1. Name and Address of Reporting Person*     2. Date of Event Re-    4. Issuer Name and Ticker or Trading Symbol
                                                quiring Statement        Salon.com (SALN)
William R. Hambrecht                            (Month/Day/Year)

                                                 12/15/2000
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  (Last)     (First)      (Middle)           3.  IRS or Social       5. Relationship of Reporting       6. If Amendment, Date of
                                                 Se-curity Number of    Person(s) to Issuer                Original (Month/Day/Year)
539 Bryant Street, Suite 100                     Reporting Person       (Check all applicable)
                                                 (Voluntary)         ___ Director     X  10% Owner         2/26/2001
                                                                     ___ Officer     ___ Other (specify
                                                                         (give title            below)
                                                                          below)
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                           (Street)                                                                     7. Individual or Joint/Group
San Francisco   CA    94107                                                                                Filing
                                                                                                           (Check Applicable Line)
                                                                                                           X  Form filed by One
                                                                                                              Reporting Person
                                                                                                           __ Form filed by More
                                                                                                              than One Reporting
                                                                                                              Person
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  (City)      (State)     (Zip)                Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security                     2. Amount of Securities     3. Ownership Form: Direct       4. Nature of Indirect
   (Instr. 4)                               Beneficially Owned          (D) or Indirect (I)             Beneficial Ownership
                                            (Instr. 4)                  (Instr. 5)                      (Instr. 5)
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common stock, par value $0.001 per share         475,000(1)                    I(1)                     As Manager of WR Hambrecht +
                                                                                                        Co. LLC
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common stock, par value $0.001 per share         988,915                       D
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1) Mr. Hambrecht is the Manager of WR Hambrecht & Co. LLC ("LLC") and has shared voting and dispository power over the shares of Salon.com held directly by the LLC. Mr. Hambrecht indirectly holds a 16.5% interest in the LLC and, accordingly, disclaims beneficial ownership of all but 78,375 shares held by the LLC.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                          (Over)
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         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Date Exercisable and         3. Title and Amount of       4. Conversion or Exercise Price
Security (Instr. 4)      Expiration Date                 Securities Underlying        of Derivative Security
                         (month/day/year)                Derivative Security


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                         Date           Expiration Date  Title         Amount or
                         Exercisable                                   Number of
                                                                       Shares
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5. Ownership Form of Derivative        6. Nature of
Security Direct (D) or Indirect (I)    Indirect
(Instr. 5)                             Beneficial
                                       Ownership
                                       (Instr. 5)
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
** Intentional misstatements or omissions of facts constitute Federal       /s/ W R Hambrecht                     4/10/01
Criminal Violations.                                                        -------------------------             ----------------
    SEE  18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              ** William R. Hambrecht                  Date

Note:  File three copies of this Form, one of which must be manually signed.  If space is insufficient,
       SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1473(3-99)
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